Hanger Orthopedic Group Inc.
Two Bethesda Metro Center
Suite 1200	Phone	301 • 986 • 0701
Bethesda, MD 20814	Fax	301 • 986 • 0702

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME

PER DILUTED SHARE OF $0.30 FOR THE QUARTER ENDED DECEMBER 31, 2005

AND $0.53 FOR THE YEAR ENDED DECEMBER 31, 2005

        BETHESDA, MARYLAND, March 1, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.30 for the quarter and $0.53 for the year ended December 31, 2005.

        The current quarter and the year were favorably impacted by $3.7 million of previously reserved state net operating loss carry-forwards net of certain discrete tax items.  Excluding the effects of the net benefit, diluted per share earnings for the fourth quarter would have been $0.14, a 17% improvement compared to $0.12 in the fourth quarter of 2004, and $0.37 for the year ended December 31, 2005 compared to $0.47 in 2004, which excludes the impact of the non-cash goodwill impairment charge in that year.

        Net sales for the quarter ended December 31, 2005 increased by $3.3 million, or 2.3%, to $149.2 million from $145.9 million in the prior year. The sales increase was primarily the result a $0.9 million, or 0.6%, increase in same center sales and a $2.2 million, or 22.3%, increase in outside sales of the Company’s distribution segment. Income from operations increased by $1.7 million, or 10.8%, in the fourth quarter of 2005 to $17.4 million from $15.7 million in the prior year. The principal reason for the improvement in operating income was the profit contribution from the $3.3 million increase in net sales offset by increased cost of sales and a $0.2 million increase in selling, general and administrative expenses. The cost of sales increase was principally the result of increased materials cost driven by inflation, a slight change in the sales mix and a slight decline in reimbursement.

        Net income applicable to common stock for the fourth quarter of 2005 was $6.8 million, or $0.30 per diluted share compared to $2.6 million or $0.12 per diluted share in the fourth quarter of 2004.

        Net sales for the year ended December 31, 2005 increased by $9.5 million, or 1.7%, to $578.2 million from $568.7 million in the prior year. The sales increase was principally the result of a $1.2 million, or 0.2%, increase in same-center sales, a $5.5 million, or 13.7%, increase in outside sales of the Company’s distribution segment with the balance of the increase coming from acquired practices. Cost of goods sold for the year ended December 31, 2005 increased by $7.6 million to $283.6 million, or 49.0% of net sales, compared to $276.0 million, or 48.5% of net sales, in the prior year. The cost of goods sold as a percentage of net sales increased due to an increase in material costs. The materials cost increase was driven by inflation, a slight change in sales mix and a slight decline in reimbursement year over year.

        Income from operations increased by $0.8 million during the year ended December 31, 2005 to $61.3 million from $60.5 million in the prior year, excluding the prior year’s $45.8 million non-cash goodwill impairment charge. The principal reason for the improvement in operating income was the profit contribution from the $9.5 million increase in net sales, offset by increased material cost, coupled with only a $0.8 million increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $0.8 million due principally to i) $5.1 million in higher labor costs resulting primarily from annual rate changes and increased health insurance costs, ii) $1.7 million in expenditures to support our growth initiatives, and iii) $1.9 million in other expenses including occupancy and other professional fees. These increases were offset by a $7.9 million reduction in bonus expense.

        Net income applicable to common stock for the year ended December 31, 2005 was $11.9 million, or $0.53 per diluted share, compared to $10.7 million, or $0.47 per diluted share in 2004, which excludes the impact of the non-cash goodwill impairment charge in 2004.

        Cash flow from operations decreased by $23.4 million to $25.7 million in the year ended December 31, 2005 compared to $49.1 million in the prior year. This reduction was principally due to working capital changes related to the reduction in bonus accruals in 2005, inventory growth at SPS to support our footwear development initiative and to comply with a purchase commitment arising from the divestment of a manufacturing entity in 2001 which has now been fully satisfied and 2004 benefited by the collection of a $4.2 million tax receivable. Financing and investing cash flows were primarily used to fund fixed asset additions of $8.8 million for the year and to pay down debt, which was reduced by $14.7 million from $393.1 million at December 31, 2004 to $378.4 million at December 31, 2005.

        Commenting on the results, the Company’s Chairman Ivan R. Sabel stated: “Although we continue to operate in a difficult environment we are pleased to report that sales in our existing patient care centers improved by almost 2% from a decline of 1.7% in 2004 to an increase of 0.2% in 2005. Also, we were able to increase earnings per share by 17% for the quarter despite continued pressure on reimbursement by controlling our expenses and growing sales.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 624 patient-care centers in 46 states including the District of Columbia, with 3,319 employees including 1,021 practitioners. Hanger is organized into four units. The two key operating segments are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third unit is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Income Statement:	2005	2004	2005	2004
Net sales	$149,193	$145,854	$578,241	$568,721
Cost of goods sold (exclusive of depreciation
and amortization)	69,777	68,371	283,591	275,961
Selling, general and administrative	58,413	58,195	219,454	218,689
Depreciation and amortization	3,564	3,545	13,920	13,531
Impairment of goodwill	--	--	--	45,808

Income from operations	17,439	15,743	61,276	14,732
Interest expense, net	9,492	8,908	37,141	34,558

Income (loss) before taxes	7,947	6,835	24,135	(19,826)
Provision (benefit) for income taxes	(332)	2,883	6,382	3,568

Net income (loss)	8,279	3,952	17,753	(23,394)
Less preferred stock dividends declared and accretion	1,528	1,385	5,892	4,587

Net income (loss) applicable to common stock	$6,751	$2,567	$11,861	$(27,981)

Net income excluding goodwill impairment	$8,279	$3,952	$17,753	$15,249

Net income applicable to common stock excluding
goodwill impairment	$6,751	$2,567	$11,861	$10,662

Diluted Per Share Data:
Net income (loss)	$0.30	$0.12	$0.53	$(1.30)

Net income excluding impairment of goodwill	$0.30	$0.12	$0.53	$0.47

Shares used to compute diluted per
common share amounts	22,312,824	22,223,642	22,228,315	21,473,765

Shares used to compute diluted per common
share amounts excluding goodwill impairment	22,312,824	22,223,642	22,228,315	22,494,718

Balance Sheet Data:	December 31, 2005	December 31, 2004
Working Capital	$139,218	$126,273
Total Debt	$378,431	393,111
Shareholders' Equity	$165,243	152,016

	Three Months Ended December 31		Year Ended December 31
Income Statement as a % of Net Sales:	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation
and amortization)	46.8%	46.9%	49.0%	48.5%
Selling, general and administrative	39.1%	39.9%	38.0%	38.4%
Depreciation and amortization	2.4%	2.4%	2.4%	2.4%
Impairment of goodwill	0.0%	0.0%	0.0%	8.1%

Income from operations	11.7%	10.8%	10.6%	2.6%
Interest expense, net	6.4%	6.1%	6.4%	6.1%

Income (loss) before taxes	5.3%	4.7%	4.2%	-3.5%
Provision for income taxes	-0.2%	2.0%	1.1%	0.6%

Net income	5.5%	2.7%	3.1%	-4.1%

Hanger Orthopedic Group, Inc.

	Three Months Ended December 31,		Year Ended December 31,
Statistical Data:	2005	2004	2005	2004
Patient-care centers	624	619	624	619
Number of practitioners	1,021	1,020	1,021	1,020
Number of states (including D.C.)	46	45	46	45
Payor mix:
Private pay and other	59.2%	56.4%	58.8%	55.7%
Medicare	30.4%	29.3%	30.8%	31.3%
Medicaid	6.1%	10.4%	6.1%	9.2%
VA	4.3%	3.9%	4.3%	3.8%
Percentage of net sales from:
Patient-care services	91.8%	93.1%	92.1%	93.0%
Distribution	8.2%	6.9%	7.9%	7.0%

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